Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

ING Variable Portfolios, Inc./ING Variable Products Trust

We consent to the use of our report dated February 24, 2012, incorporated herein by reference, on the financial statements of ING BlackRock Science and Technology Portfolio, a series of ING Variable Portfolios, Inc., and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 21, 2012, incorporated herein by reference, on the financial statements of ING MidCap Opportunities Portfolio, a series of ING Variable Products Trust, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

Boston, Massachusetts

December 27, 2012